Exhibit 10.13

July 10, 2003

Mr. Doug Hall

OFFER OF EMPLOYMENT

Dear Doug:

In anticipation of the closing of the transaction between Avanex and Corning Incorporated, I am very pleased to extend to you this offer of employment to join Avanex (the “Company”), effective on the date on which we close this transaction.

The position offered to you is that of Vice President – Avanex, Erwin Park. Your place of work will be at the Company’s offices in Erwin Park, New York and you will report to Walter Alessandrini, Chairman, CEO and President. This is a full-time, regular, exempt position of considerable responsibility, integral to our continued business development and success. In this position you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.

The specifics of this offer are as follows:

Base Salary: You will be compensated at a monthly rate of $18,333.33 per month, paid in accordance with the Company’s payroll procedures and subject to applicable tax withholding. (This represents an equivalent annual rate of pay of $220,000.00). Your base salary includes an increase over your most recent base salary paid by Corning; this increase is provided to offset, in part, the Corning Goal-sharing Program for which you were eligible.

From the Closing Date until the last Corning payroll period of calendar year 2003 you will continue to be paid monthly. Beginning January 1, 2004, we plan to pay you bi-weekly at the corresponding bi-weekly rate, according to the Company’s payroll schedule. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

Incentive Compensation Plan: As an Avanex employee, you will participate in the Avanex Incentive Compensation Plan. In combination with your base salary, this Incentive Compensation Plan is intended to provide you with total compensation opportunities that meet or

Offer of Employment

July 10, 2003

exceed the compensation opportunities you received at Corning. We will provide the details of the Incentive Compensation Plan soon after you begin your employment with us. In general, the plan is based upon overall corporate goals, and offers the opportunity to earn up to 40% of your base salary as incentive compensation.

Stock Options: Following the transaction close date, you will be granted a stock option under the Company’s 1998 Stock Plan (the “Plan”) to purchase 150,000 shares of the Company’s Common Stock at an exercise price equal to the current fair market value on the date of grant, as determined under the Plan (the “Option”). The shares subject to the Option shall vest as follows:

1.	12/48th of the shares subject to the Option shall vest twelve (12) months after the date of commencement of employment and 1/48th of the shares subject to the Option shall vest monthly thereafter, so that the Option shall be fully vested and exercisable four (4) years from the date of commencement of employment, subject to your continued service to the Company on the relevant vesting dates.

2.	If Avanex terminates your employment for any reason except good cause during the first twelve (12) months after your employment begins, your options will be treated as having vested beginning with the first full month of employment at the rate of 1/48th per month, and ending on the day of your termination. For this purpose, “good cause” is defined as (1) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your substantial personal enrichment, (2) your conviction of a felony that is injurious to Avanex, or (3) a willful act by you that constitutes gross misconduct and which is injurious to Avanex.

3.	If you terminate your employment with Avanex for any reason during the first twelve (12) months after your employment begins, no shares subject to your Option will have vested and you will not be entitled to exercise any portion of your Option.

4.	The acceleration of vesting and post-termination periods of exercisability of your Option will be substantially comparable to those that are contained in the standard form of option agreement generally applicable to Avanex’s other vice presidents.

5.	In all other respects, the Option shall be subject to the terms, definitions and provisions of the Plan and the stock option agreement by and between you and the Company.

Offer of Employment

July 10, 2003

Benefits: As a regular employee, your health and welfare benefits will continue through the Corning health and welfare benefits plans until the end of the calendar year (i.e., December 31, 2003), with the exception of retiree benefits, based upon the elections you currently have on file with Corning. By signing below, you acknowledge and agree that your contributions (if any) to these benefit programs should continue to be deducted from your pay through the end of the 2003 calendar year.

In addition, through December 31, 2003 you will continue to be reimbursed for certain benefits expenses, as you have been in the past at Corning. Further, your deductions for Medical and Dependent Care Flex Spending Accounts (FSA) will continue (according to your current elections on file with Corning) until December 31, 2003.

As previously communicated by Corning’s Compensation and Benefits group, you have the opportunity to submit claims for reimbursement until March 31, 2004 for eligible expenses incurred while you were contributing.

At the beginning of 2004, you will be eligible to participate in Avanex’s benefit plans, in accordance with the terms of those plans, which are being enhanced and renegotiated with insurance carriers at present. At that time, the health and welfare benefits provided by Corning will no longer be available. You will have the opportunity to enroll into Avanex’s plans prior to the end of 2003. We will provide the details of these benefit offerings as soon as they are finalized following the Closing Date.

Lastly, after the Closing Date, you will have the opportunity to enroll in the Avanex 1999 Employee Stock Purchase Plan (ESPP) and the Avanex 401(k) Plan, subject to your continued employment with Avanex on the applicable enrollment dates.

Service Credit. As an employee of Avanex, you will receive credit for years of service you had with Corning for purposes of determining eligibility and benefit accrual under the benefit plans, programs, policies or other arrangements that you are eligible to participate in during your employment with Avanex (except that service will not be credited for purposes of benefit accruals under a defined benefit type plan if such a plan is ever adopted by Avanex).

Severance. In the event that you are involuntarily terminated within two (2) years following the Closing Date, you may be eligible for severance benefits in an aggregate amount that is equal to or greater than the severance benefits you would have received if you were involuntarily terminated from Corning prior to the Closing Date

Offer of Employment

July 10, 2003

At-Will Employment: You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your at-will employment with the Company.

Conflict of Interest: You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In accepting this offer, you are representing to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

Employment, Confidential Information, and Invention Assignment Agreement: As a condition of your employment with the Company, you must sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Avanex and non-disclosure of proprietary information.

Indemnification Agreement: The Company will offer you the opportunity to become a party to its standard form of indemnification agreement for officers and directors.

Arbitration Agreement: As a condition of your employment, you are also required to sign and comply with an Arbitration Agreement. Among other provisions, the Arbitration Agreement provides that in the event of certain disputes or claims relating to or arising out of our employment relationship, you and the Company agree that (i) those disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any

Offer of Employment

July 10, 2003

and all rights to have such disputes resolved in court by a judge or jury; (iii) the arbitrator shall have the power to award any remedies available under applicable law, except attorneys’ fees and costs, which can be awarded to the prevailing party only if authorized by statute or contract, (iv) such disputes shall be resolved by a neutral arbitrator, and (v) the Company shall pay for any administrative or hearing fees charged by the arbitrator. Please note that we must receive your signed Arbitration Agreement before your first day of employment.

Reference and Background Checks: The Company reserves the right to conduct reference checks and/or background investigations on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a reference check and/or background investigation, if any.

I-9 Employment Eligibility Verification: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Governing Law: This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. You hereby agree to exclusive personal jurisdiction and venue in the state and federal courts of the state of California.

Severability: In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

General: This letter, along with the other aforementioned employment-related agreements and stock option described above, set forth the terms of your employment with the Company and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by an authorized representative of the Company.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to Human Resources. A duplicate original is enclosed for your records.

Offer of Employment

July 10, 2003

Doug, it is a pleasure extending this offer to you. We are hopeful that you recognize, as we do, the tremendous opportunity we have ahead of us, and that you will become part of the Avanex team. Together, we are committed to unleashing the power of the optical network, and making Avanex a stronger and stronger player in the industry.

Sincerely,

/s/ WALTER ALESSANDRINI
Walter Alessandrini
Chairman, CEO and President

Accepted:	/s/ DOUG HALL	Date:

Enclosures

Duplicate Offer Letter

Employment, Confidential Information, and Invention Assignment Agreement

Arbitration Agreement